UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Flushing Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FLUSHING FINANCIAL CORPORATION

144-51 Northern Boulevard

Flushing, New York 11354-4240

(718) 961-5400

April 7, 2003

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Flushing Financial Corporation. The annual meeting will be held at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York 11369, on May 20, 2003 at 2:00 p.m., New York time. The matters to be considered by stockholders at the annual meeting are described in the accompanying materials.

It is very important that you be represented at the annual meeting regardless of the number of shares you own. Whether or not you plan to attend the meeting in person, we urge you to vote as soon as possible. You may vote by marking, signing and dating your proxy card and returning it in the envelope provided. Alternatively, you may vote over the Internet or by telephone. Voting over the Internet, by telephone or by written proxy will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend. Please review the instructions on the proxy card regarding each of these voting options.

Your continued support of and interest in Flushing Financial Corporation are sincerely appreciated.

Sincerely,

Gerard P. Tully, Sr.	Michael J. Hegarty
Chairman of the Board	President and Chief Executive Officer

FLUSHING FINANCIAL CORPORATION

144-51 Northern Boulevard

Flushing, New York 11354-4240

(718) 961-5400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE & TIME:	May 20, 2003 at 2:00 p.m. New York time

PLACE:	LaGuardia Marriott 102-05 Ditmars Boulevard East Elmhurst, New York 11369

ITEMS OF BUSINESS:

(1)  To elect three directors for a three-year term and until their successors are elected and qualified;

(2)  To approve an amendment to the Company’s 1996 Stock Option Incentive Plan;

(3)  To ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003; and

(4)  To transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE:	You are entitled to vote at the annual meeting or any adjournment of that meeting only if you were a stockholder at the close of business on Monday, March 24, 2003.

VOTING BY PROXY:

Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail. For specific instructions, please refer to the information in the proxy statement and the instructions on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS,

Anna M. Piacentini

Corporate Secretary

Flushing, New York

April 7, 2003

FLUSHING FINANCIAL CORPORATION

144-51 Northern Boulevard

Flushing, New York 11354-4240

(718) 961-5400

PROXY STATEMENT

Annual Meeting of Stockholders

To be held on May 20, 2003

INTRODUCTION

This proxy statement is furnished to holders of common stock, $.01 par value per share, of Flushing Financial Corporation (the “Company”), which is the sole stockholder of Flushing Savings Bank, FSB (the “Bank”). Proxies are being solicited on behalf of the Board of Directors of the Company (the “Board of Directors”) to be used at the annual meeting of stockholders to be held at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York, 11369 at 2:00 p.m., New York time, on May 20, 2003 and at any adjournment thereof. Only holders of record of the Company’s issued and outstanding common stock as of the close of business on the record date, March 24, 2003, are entitled to notice of and to vote at the annual meeting and any adjournments thereof. This proxy statement, the accompanying notice of annual meeting of stockholders, the form of proxy, and the Company’s 2002 Annual Report to Stockholders, including the consolidated financial statements for the year ended December 31, 2002, are first being mailed on or about April 7, 2003 to all persons entitled to vote at the annual meeting.

VOTING AND PROXIES

Voting Rights and Quorum Requirement

Stockholders of record as of the close of business on March 24, 2003, the record date, are entitled to one vote for each share of common stock then held. On the record date, there were 12,598,423 shares of common stock outstanding and entitled to be voted and the Company had no other class of equity securities outstanding. Holders of a majority of the outstanding shares of common stock must be present at the annual meeting, either in person or represented by proxy, to constitute a quorum for the conduct of business. In order to ensure a quorum, you are requested to vote by proxy even if you plan to attend the annual meeting in person. You can vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. You can also vote over the Internet or by telephone, as described below.

Voting over the Internet or by Telephone

If your shares are registered in your name with our transfer agent, you may vote either over the Internet or by telephone. Specific instructions for voting over the Internet or by telephone are set forth on the enclosed proxy card. These procedures are designed to authenticate each stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage firm, you may also be able to vote your shares over the Internet or by telephone. A large number of banks and brokerage firms are participating in online programs that allow eligible stockholders to vote over the Internet or by telephone. If your bank or brokerage firm is participating in such a program, your voting form will provide instructions. If your voting form does not contain Internet or telephone voting information, please complete and return the paper proxy card in the self-addressed, postage paid envelope provided by your bank or brokerage firm.

Effect of Proxy

The proxy solicited by this proxy statement, if properly signed and received by the Company in time for the annual meeting, or properly transmitted by telephone or the Internet, and not revoked prior to its use, will be voted in accordance with the instructions it contains. If no instructions are given, the proxy will be voted FOR election of the nominees for director described herein, FOR the approval of the amendment to the 1996 Stock Option Incentive Plan and FOR ratification of the selection of PricewaterhouseCoopers LLP as independent auditors for fiscal year 2003. With respect to the transaction of such other business as may properly come before the meeting, each proxy received will be voted in accordance with the best judgment of the persons appointed as proxies. At this time, the Board of Directors knows of no such other business.

Revoking a Proxy

If you give a proxy, you may revoke it at any time before it is voted by (1) filing written notice of revocation with the Corporate Secretary of the Company (Anna M. Piacentini, Corporate Secretary, Flushing Financial Corporation, 144-51 Northern Boulevard, Flushing, New York 11354-4240); (2) submitting a duly executed proxy bearing a later date; or (3) appearing at the annual meeting and giving the Corporate Secretary notice of your intention to vote in person.

Votes Required for Approval

Directors are elected by a plurality of the votes cast with a quorum present. Abstentions are considered present for purposes of determining the presence of a quorum and will not affect the plurality vote required for the election of directors. The affirmative vote of a majority of the total votes present in person or by proxy is required to approve the amendment to the Company’s stock option plan and to ratify the appointment of the independent auditors. Abstentions will have the effect of a vote against these proposals. Under current rules of the New York Stock Exchange, to which its member firms are subject, these proposals are considered “discretionary” items upon which brokerage firms holding shares of common stock in “street name” may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions.

Cost of Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, Morrow & Co., Inc., a proxy soliciting firm, will assist the Company in soliciting proxies for the annual meeting and will be paid a fee of $4,000, plus reimbursement for out-of-pocket expenses. Proxies also may be solicited personally or by telephone or telecopy by directors, officers and employees of the Company or the Bank, without additional compensation to these individuals. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for reasonable expenses incurred in connection therewith.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Certain Beneficial Owners

To the knowledge of the Company, the following persons were the beneficial owners of more than five percent of the outstanding shares of common stock, as of December 31, 2002.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)
J.P. Morgan Chase & Co.(2) 270 Park Avenue New York, New York 10017	1,210,896	9.61%
Thomson Horstmann & Bryant, Inc.(3) Park 80 West Plaza One 5th Floor Saddle Brook, New Jersey 07663	1,042,875	8.28%
Dimensional Fund Advisors Inc.(4) 1299 Ocean Avenue 11th Floor Santa Monica, California 90401	848,281	6.73%

(1)	On December 31, 2002, the total number of shares of common stock outstanding was 12,598,343.
(2)	According to its filing with the SEC on Schedule 13G/A, J.P. Morgan Chase & Co. has shared voting and dispositive power with respect to these shares of common stock. J.P. Morgan Chase & Co., through an affiliate, serves as trustee for the Flushing Financial Corporation Employee Benefit Trust. As of December 31, 2002, there were 1,210,896 shares of common stock held in the Flushing Financial Corporation Employee Benefit Trust.
(3)	According to its filing with the SEC on Schedule 13G/A, Thomson Horstmann & Bryant, Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has sole voting power with respect to 530,475 shares of common stock and sole dispositive power with respect to 1,042,875 shares of common stock.
(4)	According to its filing with the SEC on Schedule 13G/A, Dimensional Fund Advisors Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has sole voting and dispositive power with respect to these shares of common stock.

Stock Ownership of Management

The following table sets forth information regarding the beneficial ownership of the common stock as of January 31, 2003, by each director of the Company, by each executive officer named in the Summary Compensation Table on page 14, and by all directors and executive officers as a group.

Name	Position(s) with the Company	Shares of Common Stock Beneficially Owned(1)(2)
Gerard P. Tully, Sr.	Chairman of the Board	183,137	(3)
Michael J. Hegarty	President, Chief Executive Officer and Director	329,959	(4)
James D. Bennett	Director	21,675	(5)
Louis C. Grassi	Director	24,487	(6)
Robert A. Marani	Director	159,637	(7)
John O. Mead	Director	122,512	(8)
Vincent F. Nicolosi	Director	88,972	(9)
Franklin F. Regan, Jr.	Director	93,377	(10)
John E. Roe, Sr.	Director	116,537	(11)
Michael J. Russo	Director	184,049	(12)
John R. Buran	Executive Vice President and Chief Operating Officer	77,312	(13)
Monica C. Passick	Senior Vice President, Treasurer and Chief Financial Officer	149,378	(14)
Henry A. Braun	Senior Vice President	120,280	(15)
Francis W. Korzekwinski	Senior Vice President	108,397	(16)
All directors and executive officers as a group (16 persons)		1,962,597	(17)

(1)	Under the rules of the SEC, beneficial ownership includes any shares over which an individual has sole or shared power to vote or to dispose, as well as any shares that the individual has the right to acquire within 60 days. Unless otherwise indicated, each person has sole voting and dispositive power as to the shares reported. Officers have the power to direct the voting and, subject to plan provisions, the disposition of shares held for their account in the Bank’s 401(k) Savings Plan and the Company’s Stock-Based Profit Sharing Plan, and have voting power over, but no economic interest in, the shares representing their proportionate voting interest in the Company’s Employee Benefit Trust. Officers and directors have the power to vote, but not the power to dispose of, unvested shares of restricted stock granted to them under the Company’s 1996 Restricted Stock Incentive Plan. The table also includes shares which the named individual had a right to acquire upon the exercise of stock options granted under the Company’s 1996 Stock Option Incentive Plan which were exercisable on January 31, 2003. No additional stock options are scheduled to become exercisable within 60 days after January 31, 2003.
(2)	On January 31, 2003, the total number of shares of common stock outstanding was 12,595,423 (including shares held by the Employee Benefit Trust). As of January 31, 2003, other than Messrs. Tully, Hegarty, Marani and Russo and Ms. Passick, who beneficially owned 1.45%, 2.62%, 1.27%, 1.46% and 1.19% of the outstanding shares of common stock, respectively, each individual beneficially owned less than 1% of the outstanding shares of common stock, and all directors and executive officers as a group beneficially owned 15.58% of the outstanding shares of common stock.
(3)	Includes 51,000 shares held jointly by Mr. Tully and his spouse, with whom he shares voting and dispositive power, 35,250 shares held by Mrs. Tully or an entity owned by Mrs. Tully with respect to which Mr. Tully disclaims beneficial ownership, 7,000 shares held by Tulger Contracting Corp. with respect to which Mr. Tully has sole voting and dispositive power, 1,875 unvested shares of restricted stock, and 66,487 shares underlying exercisable stock options.
(4)	Includes 25,005 shares credited to Mr. Hegarty’s account in the 401(k) Plan, 8,109 shares credited to his account in the Profit Sharing Plan, 41,100 unvested shares of restricted stock, 175,800 shares underlying exercisable stock options, and 8,016 shares representing his proportionate voting interest in the Employee Benefit Trust.
(5)	Includes 3,000 unvested shares of restricted stock and 12,300 shares underlying exercisable stock options.
(6)	Includes 3,000 unvested shares of restricted stock and 12,300 shares underlying exercisable stock options.
(7)	Includes 89,775 shares held by Mrs. Marani with respect to which Mr. Marani disclaims beneficial ownership, 1,875 unvested shares of restricted stock, and 67,987 shares underlying exercisable stock options.
(8)	Includes 15,000 shares held by Mrs. Mead with respect to which Mr. Mead has power of attorney and shares voting and dispositive power, 1,875 unvested shares of restricted stock, and 67,987 shares underlying exercisable stock options.
(9)	Includes 7,065 shares held jointly by Mr. Nicolosi and his spouse, with whom he shares voting and dispositive power, 1,875 unvested shares of restricted stock, and 67,987 shares underlying exercisable stock options.

(10)	Includes 1,500 shares held by Mrs. Regan with respect to which Mr. Regan disclaims beneficial ownership, 1,875 unvested shares of restricted stock, and 67,987 shares underlying exercisable stock options.
(11)	Includes 11,050 shares held by Mrs. Roe with respect to which Mr. Roe disclaims beneficial ownership. Also includes 10,350 shares held by City Underwriting Agency, Inc. Defined Profit Sharing Plan and Trust, with respect to which Mr. Roe shares voting and dispositive power, as well as 1,875 unvested shares of restricted stock and 42,987 shares underlying exercisable stock options.
(12)	Includes 113,812 held jointly by Mr. Russo and his spouse with whom he shares voting and dispositive power, 1,875 unvested shares of restricted stock and 67,987 shares underlying exercisable stock options.
(13)	Includes 4,740 shares held jointly by Mr. Buran and his spouse with whom he shares voting and dispositive power, 166 shares credited to Mr. Buran’s account in the 401(k) Plan, 890 shares credited to his account in the Profit Sharing Plan, 21,800 unvested shares of restricted stock, 40,500 shares underlying exercisable stock options, and 8,016 shares representing his proportionate voting interest in the Employee Benefit Trust.
(14)	Includes 22,282 shares credited to Ms. Passick’s account in the 401(k) Plan, 8,212 shares credited to her account in the Profit Sharing Plan, 8,400 unvested shares of restricted stock, 82,250 shares underlying exercisable stock options, and 8,016 shares representing her proportionate voting interest in the Employee Benefit Trust.
(15)	Includes 4,853 shares credited to Mr. Braun’s account in the 401(k) Plan, 8,194 shares credited to his account in the Profit Sharing Plan, 8,400 unvested shares of restricted stock, 70,350 shares underlying exercisable stock options, and 8,016 shares representing his proportionate voting interest in the Employee Benefit Trust.
(16)	Includes 1,149 shares credited to Mr. Korzekwinski’s account in the 401(k) Plan, 7,551 shares credited to his account in the Profit Sharing Plan, 8,400 unvested shares of restricted stock, 65,850 shares underlying exercisable stock options, and 8,016 shares representing his proportionate voting interest in the Employee Benefit Trust.
(17)	Includes 64,850 shares credited to accounts of executive officers in the 401(k) Plan, 45,961 shares credited to their accounts in the Profit Sharing Plan, 124,025 unvested shares of restricted stock held by executive officers and directors, 1,014,359 shares underlying exercisable stock options held by executive officers and directors, and 56,112 shares representing the proportionate voting interest of executive officers in the Employee Benefit Trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2002, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its executive officers and directors were complied with.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of 10 directors divided into three classes which are as equal in number as possible. The directors hold office for staggered terms of three years (and until their successors are elected and qualified). One of the three classes, comprising approximately one third of the directors, is elected each year to succeed the directors whose terms are expiring. The directors in Classes C and A are serving terms expiring at the annual meeting of stockholders in 2004 and 2005, respectively.

The directors in Class B, whose terms expire at the 2003 annual meeting, are Louis C. Grassi, Robert A. Marani, Franklin F. Regan, Jr. and John E. Roe, Sr. Each of Messrs. Grassi, Regan and Roe has been nominated by the Board of Directors to stand for re-election for a term expiring at the annual meeting of stockholders to be held in 2006. Each of these nominees has consented to being named in this proxy statement as a Board nominee and to serve if elected. Mr. Marani will retire from the Board of Directors effective as of the 2003 annual meeting, and the size of the Board will be reduced from 10 to 9 members.

Unless otherwise instructed, it is the intention of the proxy holders to vote the proxies received by them in response to this solicitation FOR the election of the nominees named above as directors. If any such nominee should refuse or be unable to serve, the proxies will be voted for such person as shall be designated by the Board of Directors to replace such nominee. The Board of Directors has no reason to believe that any of the Board nominees will refuse or be unable to serve as a director if elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE  “FOR” ELECTION OF THE ABOVE NOMINEES AS DIRECTORS.

Information About Directors

The following table sets forth certain information regarding the Board nominees and members of the Board of Directors of the Company whose terms will continue after the annual meeting.

Name	Age(1)	Position(s) with the Company	Director Since(2)	Term Expires
Gerard P. Tully, Sr.	75	Chairman of the Board	1967	2004
Michael J. Hegarty	63	President, Chief Executive Officer and Director	1987	2005
James D. Bennett	64	Director	1998	2004
Louis C. Grassi	47	Director	1998	2006	(3)
John O. Mead	80	Director	1987	2005
Vincent F. Nicolosi	63	Director	1977	2004
Franklin F. Regan, Jr.	73	Director	1969	2006	(3)
John E. Roe, Sr.	69	Director	1968	2006	(3)
Michael J. Russo	68	Director	1984	2005

(1)	As of December 31, 2002.
(2)	With the exception of Messrs. Bennett and Grassi, who commenced service as directors of the Company on September 29, 1998, all other directors commenced service as directors of the Company on May 10, 1994, one day after the date of the Company’s incorporation. The dates set forth above are the dates the individuals commenced service as directors or trustees of the Bank or its predecessor.
(3)	Subject to re-election at the annual meeting.

Set forth below is certain information with respect to the Board nominees and other directors of the Company. Unless otherwise indicated, the principal occupation listed below for each person has been his or her principal occupation for the past five years.

Board Nominees

Louis C. Grassi is Managing Partner of Grassi & Co., CPAs, P.C. located in Lake Success, New York, with a practice in accounting, tax and management consulting services. He is a licensed certified fraud examiner, an author and an editor of a national tax and accounting publication.

Franklin F. Regan, Jr. is of counsel to the law firm of Cullen and Dykman in Garden City and Flushing, New York, with a practice specializing in real estate and banking matters, including commercial, residential and multi-family real estate lending; other commercial lending; bank regulatory matters; and commercial and residential bankruptcy and foreclosure matters. Prior to July 1, 2001, Mr. Regan maintained a general law practice in Flushing, New York.

John E. Roe, Sr. is Chairman of the Board of City Underwriting Agency, Inc., insurance brokers, located in Lake Success, New York.

Continuing Directors

Gerard P. Tully, Sr. has served as Chairman of the Board of the Company since its formation in 1994, and as Chairman of the Board of the Bank since 1980. Mr. Tully served as Chief Executive Officer of the Bank from 1981 through 1989. Mr. Tully is an officer and a director of Van-Tulco, Inc. and Tulger Contracting Corp., construction companies, and Bainbridge Avenue Corp., 1620 Ralph Avenue Corp. and Contractors Associates Inc., each a real estate holding company.

Michael J. Hegarty has served as President and Chief Executive Officer of the Company and the Bank since October 1, 1998. He joined the Company as Executive Vice President and Corporate Secretary and the Bank as Executive Vice President and Chief Operating Officer in 1995. Prior to that, he was Vice President, Finance as well as Corporate Secretary and Treasurer and a director of EDO Corporation, a manufacturer of defense systems and components. Mr. Hegarty remains a director of EDO Corporation. Mr. Hegarty also serves on the Board of Directors of the Community Bankers Association of New York State.

James D. Bennett is of counsel to the law firm of Farrell, Fritz, P.C. in Uniondale, New York, with a practice in civil law and real estate. He also serves as Chief Executive Officer of Land Enterprises, Inc., a realty investment and management firm. Mr. Bennett currently serves as a Commissioner of the New York State Public Service Commission. Prior to July, 2001, Mr. Bennett was a partner in the law firm of Bennett, Rice & Schure, LLP in Rockville Centre, New York. In the past, he has served as Trustee of both the Long Island Power Authority and the New York State Conservation Fund Advisory Council and as Supervisor and Councilman of the Town of Hempstead.

John O. Mead served, until his retirement in 1990, as President and Chairman of the Board of Printfab, Inc., a fabric marketing company located in New York, New York, and Printed Fabrics Corp., a fabric manufacturing company located in Carrollton, Georgia.

Vincent F. Nicolosi is an attorney in Bayside, New York with a general practice specializing in civil litigation. Since December 1998, Mr. Nicolosi has served as a Commissioner of the New York State Investigation Commission. Mr. Nicolosi served as a Queens Assistant District Attorney from 1967 to 1972. From 1973 to 1980, Mr. Nicolosi was a member of the New York State Assembly serving as Chairman of the Assembly Insurance Committee from 1977 to 1980.

Michael J. Russo is self-employed as a consulting engineer and serves as Chairman of the Board of Anthony Russo, Inc., a general contracting firm, and of Fresh Meadow Mechanical Corp., a mechanical contracting firm, for which he also serves as Corporate Secretary. Mr. Russo is President and Director of Operations of Northeastern Aviation Corp., an aircraft charter and management firm, and is a partner in AMF Associates, a commercial real estate company. Mr. Russo also serves as Chairman of the Board of Trustees of Flushing Hospital Medical Center.

Executive Officers Who Are Not Directors

The following persons currently serve as executive officers who are not directors of the Company.

Name	Age(1)	Position(s) with the Company
John R. Buran	53	Executive Vice President and Chief Operating Officer
Monica C. Passick	64	Senior Vice President, Treasurer and Chief Financial Officer
Henry A. Braun	57	Senior Vice President
Robert L. Callicutt	60	Senior Vice President
Francis W. Korzekwinski	40	Senior Vice President
Anna M. Piacentini	56	Senior Vice President and Corporate Secretary

(1)	As of December 31, 2002.

Set forth below is certain information with respect to the executive officers who are not directors of the Company.

John R. Buran has served as Executive Vice President and Chief Operating Officer of the Company and the Bank since January, 2001. For the four-year period prior to joining the Bank, Mr. Buran was Executive Vice President of the New York Metro Division of Fleet Bank, NA. From 1994 to 1996, Mr. Buran was Senior Vice President, Division Head, Retail Services of NatWest’s Consumer Banking Group. Prior to 1994, he held several management positions at Citibank/Citicorp, most recently as Vice President, New York Investment Sales.

Monica C. Passick has been Senior Vice President, Treasurer and Chief Financial Officer of the Company since its formation in 1994. Ms. Passick joined the Bank in 1979 as an Assistant Treasurer. She was appointed Controller of the Bank in 1982 and Vice President in 1983. In 1993, Ms. Passick was promoted to Senior Vice President/Finance of the Bank. Ms. Passick is a Certified Public Accountant.

Henry A. Braun has been a Senior Vice President of the Company since 1995. Mr. Braun joined the Bank in 1994 as Senior Vice President/Bank Operations, a position he previously held at The Greater New York Savings Bank where he was employed for five years. Prior to that, Mr. Braun was with The Williamsburgh Savings Bank for twenty years rising from Assistant Vice President/EDP Auditor to Vice President/Auditor to Senior Vice President/Operations to Executive Vice President and Chief Operating Officer.

Robert L. Callicutt has been a Senior Vice President of the Company since 1999. Mr. Callicutt joined the Bank in 1995 as Vice President of Residential Mortgage Banking. Prior to joining the Bank, he was Senior Vice President of Mid-Island Equities Corp., a mortgage banking company, for seven years. Prior to that, he served as Vice President and Manager of Dean Witter Reynolds, a stock brokerage firm, in its mortgage whole loan trading department.

Francis W. Korzekwinski has been a Senior Vice President of the Company since 1999. Mr. Korzekwinski joined the Bank in 1993 as Assistant Vice President of Commercial Real Estate and was promoted to Vice President in 1995. He is also responsible for commercial real estate lending activity of the New York Federal Division of the Bank. Prior to joining the Bank, Mr. Korzekwinski was Vice President, Mortgage Officer at Bankers Federal Savings Bank, FSB for five years. Prior to that, he served as Vice President of Secondary Marketing for a mortgage banking company.

Anna M. Piacentini has been a Senior Vice President of the Company since 1995. In 1998, Ms. Piacentini was named Corporate Secretary of the Company. Ms. Piacentini joined the Bank in 1969 and has served in various capacities including as an Executive Assistant for Branch Operations, Assistant Secretary for Human Resources and Assistant Vice President of Human Resources. In 1984, Ms. Piacentini was named Vice President/Human Resources of the Bank and in 1994 was promoted to Senior Vice President/Human Resources of the Bank. Ms. Piacentini has served as Corporate Secretary of the Bank since 1995.

Meetings and Committees of the Board of Directors of the Company and of the Bank

The Board of Directors meets on a monthly basis and may have additional special meetings upon the request of the Chairman of the Board, the President or a majority of directors in office at the time. During 2002, the Board of Directors held 12 regular meetings and one special meeting. No director attended less than 75% of the meetings of the Board of Directors and its committees on which he served. The Board of Directors has established the following committees, among others:

Compensation Committee.    The Compensation Committee is composed of Messrs. Nicolosi (Chairman), Grassi, Mead, Roe and Russo. This committee has primary responsibility for establishing and administering the compensation and benefit programs of the Company for its executive officers and other key personnel, and recommends to the Board of Directors grants to employees under the Company’s stock option and restricted stock plans. This committee meets on an as needed basis. During 2002, this committee met two times.

Audit Committee.    The Audit Committee is composed of Messrs. Grassi (Chairman), Mead, Roe and Russo. This committee of independent directors meets at least quarterly to assist the Board of Directors in meeting its oversight responsibilities. As of March 18, 2003, the Audit Committee has sole authority to appoint and replace the Company’s independent public accountants and is directly responsible for the compensation and oversight of the work of the external auditor. This committee reviews the results of regulatory examinations, the financial reporting process, the systems and processes of internal control and compliance, and the audit process of the Company’s independent public accountants. This committee also has the authority to engage independent counsel and other advisers. The Charter of the Audit Committee, which elaborates on its functions and responsibilities, is attached hereto as Appendix A. During 2002, this committee met six times.

Nominating Committee.    The Nominating Committee is composed of Messrs. Roe (Chairman), Marani (retiring), Regan, Russo and Tully. This committee has primary responsibility for identifying and recommending to the Board of Directors new nominees for the Board of Directors of the Company. This committee held no meetings during 2002.

In addition to the committees described above, the Board of Directors has established an Executive Committee, an Insurance Committee, an Investment Committee, and a Planning Committee.

The business of the Bank is conducted at regular and special meetings of the Bank’s Board of Directors (the “Bank Board”) and its committees. The Bank Board and the Board of Directors are identically constituted. During 2002, the Bank Board held 12 regular meetings.

The Bank Board maintains executive, insurance, investment, nominating, planning, compensation and audit committees. The membership of these committees is the same as that of the comparable committees of the Company’s Board of Directors. These committees serve substantially the same functions at the Bank level as those of the Company. The Bank Board also maintains a loan committee, a compliance committee, a CRA committee and an ethics committee. No director attended less than 75% of the meetings of the Bank Board and its committees on which he served. Directors of the Bank are nominated by the Bank Board nominating committee and elected by the Company as sole shareholder of the Bank.

Director Compensation

Fee Arrangements.    Directors who are not executive officers of the Company or the Bank (“Outside Directors”) currently receive an annual retainer of $25,000 from the Bank, with no additional retainer from the Company. Outside Directors also receive meeting fees of $1,200 for each Board or Bank Board meeting attended and $600 for each committee meeting attended, whether or not they are members of such committee. However, where the Board of Directors and the Bank Board meet on the same day, directors receive only a single board meeting fee for such meetings. Similarly, directors receive only a single committee meeting fee where identically constituted committees of the Board of Directors and Bank Board meet on the same day.

Outside Directors also receive a fee from the Bank for conducting on-site inspections of proposed real estate collateral for certain loans in excess of $500,000. For each day that a director conducts such inspections, the director receives a fee of $400 for the first property inspected and $200 for each additional property inspected on that day.

For the year ended December 31, 2002, the aggregate amount of retainer, meeting and site inspection fees paid by the Bank to Outside Directors was $490,200. In addition to the retainer and meeting fees, Mr. Tully receives a fee of $155,000 per year for providing additional consulting services to the Bank and the Company in his capacity as Chairman. For a discussion of fees paid to Mr. Nicolosi and Mr. Regan for legal services rendered to the Bank in 2002, please refer to “Compensation Committee Interlocks and Insider Participation” and “Certain Transactions.”

Director Deferred Compensation Plan.    The Bank has adopted an Outside Director Deferred Compensation Plan pursuant to which Outside Directors may elect to defer all or a portion of their annual retainer, meeting fees, and inspection fees. Deferred amounts are credited with earnings based on certain mutual fund investments. The deferred amounts plus earnings thereon will be paid to the director in cash after the director’s termination of service, either in a lump sum or, if the director so elects, in annual installments over a period not to exceed five years. The Company has guaranteed the payment of benefits under the Outside Director Deferred Compensation Plan. A director’s right to receive benefits under the plan is no greater than the right of an unsecured general creditor of the Bank or the Company. As of December 31, 2002, there were no participants in this plan.

Director Retirement Plan.    The Bank has adopted an Outside Director Retirement Plan, which provides benefits to each Outside Director who served as an Outside Director for at least five years and whose years of service as an Outside Director (including service as a director or trustee of the Bank or its predecessor) plus age equals or exceeds 55. Benefits are also payable to an Outside Director whose status as an Outside Director terminates due to death or disability or who is an Outside Director upon a change of control (as defined below). However, no benefits will be payable to a director who is removed for cause. An eligible director will be paid an annual retirement benefit equal to the last annual retainer paid prior to the director’s retirement plus the total amount of Board and Bank Board meeting fees which were paid to the director for the 12 months immediately preceding retirement. Such benefit will be paid in equal monthly installments for the lesser of the number of months such director served as an Outside Director or 120 months. In the event of a change of control, benefits under the plan will be paid in a cash lump sum; each director with at least two years of service as an Outside Director will receive the equivalent of 120 months of benefits, and each director with less than two years of service will receive the equivalent of monthly benefits for the number of months he served as an Outside Director. If the Outside Director dies before receiving all benefits payable under the plan, the remaining benefits will be paid to the Outside Director’s surviving spouse. The Company has guaranteed the payment of benefits under the Outside Director Retirement Plan. A director’s right to receive benefits under the plan is no greater than the right of an unsecured general creditor of the Bank or the Company.

Stock Options and Restricted Stock.    Pursuant to the Company’s restricted stock and stock option plans, each person who was an Outside Director on the effective date of such plans, or who became an Outside Director after such date and before May 20, 1998, received (after adjustment to reflect the Company’s 1998 and 2001 stock splits) a one-time grant of 21,150 shares of restricted stock and options to purchase 64,687 shares of common stock. Each person who becomes an Outside Director on or after May 20, 1998 will receive (to the extent there are shares available), as of the date of his or her first election, 5,625 shares of restricted stock and options to purchase 11,250 shares of common stock. Each such stock option and restricted stock grant vests with respect to 20% of the covered shares on each of the first five anniversaries of the grant date, provided that the Outside Director is then serving on the Board of Directors of the Company or one of its subsidiaries. In addition, each Outside Director receives an automatic annual grant of 1,125 shares of restricted stock and options to purchase 9,900 shares of common stock, with such awards vesting in equal installments over a three-year period. All options granted to Outside Directors under the Company’s stock option plan have an exercise price equal to the fair market value of the common stock on the date of grant of the option and are granted with tandem limited stock appreciation rights. The grants vest in full upon the Outside Director’s termination of service by reason of death, disability or retirement, or in the event of a change of control of the Company. At the annual meeting, stockholders are being asked to approve an amendment to the Company’s stock option plan, which would increase the number of shares available for grant under the plan. See “Proposal No. 2.”

Indemnity Agreements.    The Company and the Bank have entered into an Indemnity Agreement with each of the directors and executive officers, which agreements provide for mandatory indemnification of each director or executive officer to the full extent permitted by law for any claim arising out of such person’s service to the Company or the Bank. The agreements provide for advancement of expenses and specify procedures for determining entitlement to indemnification in a particular case.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

Compensation Philosophy.    The Company’s executive compensation program is intended to link management’s pay with the Company’s annual and long-term performance. The Compensation Committee believes it is important to attract and retain highly-qualified senior managers by providing compensation opportunities that are both competitive with the market for executive talent and consistent with the Company’s performance.

The following is a discussion of the Company’s executive compensation program, including a description of the decisions and actions taken by the Compensation Committee with respect to fiscal 2002 compensation for the Chief Executive Officer.

Salary and Incentive Bonus.    In determining the base salary and annual incentive bonus of executive officers, the Compensation Committee takes into consideration a variety of factors, including the executive’s level of responsibility, individual performance, and the financial and operational performance of the Company and the Bank in relation to their competition in the industry. Based on an analysis of salary and bonus paid by savings institutions of comparable size in the Company’s geographical area in the prior fiscal year, the Compensation Committee determined that salary and bonus levels of the Company’s executive officers were generally at the median. The salary and bonus levels set by the Compensation Committee for 2002, as in prior years, were intended to maintain compensation levels at or slightly above the midpoint level of our peer group.

The annual incentive bonus paid to executive officers is determined by the Compensation Committee in its discretion at the end of the year based on its assessment of the Company’s and the Bank’s performance during the year and each individual executive officer’s contribution to such performance.

During 2002, Mr. Hegarty’s annual rate of base salary was increased from $440,000 to $475,000 and his annual incentive bonus was set at $200,000, an increase of $25,000 from 2001. The combined effect of these actions was a $60,000 increase in current cash compensation. In addition, under Mr. Hegarty’s employment agreement, the Company credits an amount equal to 10% of base salary (together with mutual fund earnings thereon) as deferred compensation. The Compensation Committee’s decision to increase Mr. Hegarty’s base salary and bonus was motivated by the desire to maintain his overall compensation level in line with that of our competition. Furthermore, the Company’s solid financial performance in 2002, despite the difficult economic environment, warranted the increase in Mr. Hegarty’s incentive bonus for 2002. As evidenced by the Stock Performance Graph on page 13, the cumulative total return on the Company’s common stock in 2002, although down slightly as compared to a strong 2001 performance, continued to outperform both the Nasdaq U.S. market index and the published index of thrift institutions. Moreover, the Company’s assets, net income and earnings per share increased during 2002 as compared to 2001, and management continued to maintain control over operating costs. The Committee also considered the stock options granted to Mr. Hegarty in June of 2002 when determining the amount of his annual incentive bonus.

Long-Term Compensation.    In 1996, the Company adopted its first restricted stock and stock option plans and made large grants under these plans. Since that time, the Compensation Committee has not made routine annual grants to executive officers under these plans, but instead has considered each year whether to make such awards consistent with the goal of the plans to compensate, incent and retain talented personnel. The Committee made no across-the-board grants in 1997, 1998 and 2000, and made only small grants in 1999, in each case supplemented by sporadic individual awards to newly hired or promoted employees. In 2001, the 1996 awards became fully vested and the Committee decided to make modest across-the-board grants to further incent executive officers. The Company’s solid financial performance in 2002 again prompted the Committee to make across-the-board grants to executive officers. The 2002 grants were generally at a slightly higher level than the 2001 grants in recognition of the Company’s sustained stock price and operating performance over the two-year period.

Section 162(m).    Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility of compensation paid to the named executive officers in excess of $1 million, excluding from this limit “performance-based” compensation as defined for purposes of that Section. The Company’s restricted stock and incentive bonus plans are not intended to qualify as “performance-based” under Section 162(m). The Compensation Committee believes that the flexibility afforded by the current design of these plans is desirable and, in light of historical compensation levels for the named executive officers, sees no need for these plans to conform to the requirements of Section 162(m). Prior to the 2002 option grants, the Company’s stock option plan failed to satisfy one of the technical requirements of Section 162(m), but grants made on and after the 2002 option grant date are intended to comply with the requirements of that section.

Submitted by the Compensation Committee of the Board of Directors,

Vincent F. Nicolosi Chairman	Louis C. Grassi	John O. Mead	John E. Roe, Sr.	Michael J. Russo

Compensation Committee Interlocks and Insider Participation

During 2002, the Compensation Committee consisted of Messrs. Nicolosi (Chairman), Grassi, Mead, Roe and Russo. None of the current members of the Compensation Committee are former officers of the Company or the Bank. During 2002, the Bank paid $25,296 in legal fees to Mr. Nicolosi for certain litigation and contract matters. In addition, the Company has plans to enter into an agreement to upgrade the Company’s payroll software. Under the agreement, the Company expects to pay a one-time upgrade fee of $40,750 and a monthly license fee of approximately $3,800 to the vendor. Mr. Nicolosi’s son is an employee of the vendor and will receive a 5.50% commission, totaling $4,746, on the contract. The Company believes that these fees are consistent with those available from other vendors in the market. In addition, the Company’s relationship with this vendor is long-standing and pre-dates Mr. Nicolosi’s son’s employment there.

Under the Bank’s lending policies, residential mortgage loans to immediate family members of directors are made at market rates of interest and other normal terms but with reduced origination fees. Seven such loans outstanding to immediate family members of directors who were members of the Compensation Committee during 2002 had balances in excess of $60,000 at some time since the beginning of 2002. The highest aggregate balance of those loans at any time since January 1, 2002 was $1,444,700 and the aggregate balance of those loans at January 31, 2003 was $1,307,800. All of such loans were made in the ordinary course of business and were fully approved in accordance with all of the Bank’s credit underwriting standards. The Bank believes that such loans do not involve more than the normal risk of collectability or present other unfavorable features.

Stock Performance Graph

The following graph shows a comparison of cumulative total stockholder return on the Company’s common stock since December 31, 1997 with the cumulative total returns of both a broad equity market index and a published industry index. The broad equity market index chosen was the Center for Research in Security Prices (“CRSP”) Total Return Index for the Nasdaq Stock Market (US) and the published industry index chosen was the SNL Thrift Index. The graph below reflects historical performance only, which is not indicative of possible future performance of the common stock.

Comparison of Cumulative Total Return Among the Common Stock,

CRSP Total Return Index for the Nasdaq Stock Market (US)

and SNL Thrift Index(1)

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

Flushing Financial Corporation	$100.00	$100.78	$96.39	$119.92	$182.27	$171.20
CRSP Total Return Index for the NASDAQ Stock Market (US)	$100.00	$140.99	$261.48	$157.42	$124.89	$86.33
SNL Thrift Index	$100.00	$87.95	$71.85	$114.72	$122.62	$146.28

(1)	Assumes $100 invested on December 31, 1997 and all dividends reinvested through the end of the Company’s fiscal year ended December 31, 2002. The performance graph above is based upon closing prices on the trading day specified. All share and per share amounts have been adjusted to reflect the three-for-two split of the Company’s common stock paid in the form of a dividend on each of September 30, 1998 and August 30, 2001.

Summary Compensation Table

The following table sets forth the compensation paid by the Company and the Bank during the years ended December 31, 2002, 2001 and 2000 to the Chief Executive Officer and certain other executive officers.

Summary Compensation Table

					Long Term Compensation
		Annual Compensation			Restricted Stock Awards(1)	Securities Underlying Options/ SARs(#)	All Other Compensation
Name and Principal Position(s)	Year	Salary		Bonus
Michael J. Hegarty President and Chief Executive Officer of the Company and the Bank	2002 2001 2000	$503,252 472,929 451,003	(2) (2) (2)	$200,000 175,000 130,000	$288,600 194,640 —	30,000 24,000 —	$132,099 127,664 99,774	(3)
John R. Buran Executive Vice President and Chief Operating Officer of the Company and the Bank	2002 2001	$232,750 200,635		$100,000 75,000	$153,920 276,120	25,000 112,500	$39,077 —	(4)
Monica C. Passick Senior Vice President, Treasurer, and Chief Financial Officer of the Company; Senior Vice President/Finance of the Bank	2002 2001 2000	$153,520 145,020 139,270		$45,000 45,000 38,000	$57,720 48,660 —	12,000 11,250 —	$26,871 26,095 23,637	(5)
Francis W. Korzekwinski Senior Vice President of the Company; Senior Vice President/Commercial Real Estate of the Bank	2002 2001 2000	$155,000 146,001 138,503		$52,000 45,000 38,000	$57,720 48,660 —	12,000 11,250 —	$27,364 26,034 23,292	(6)
Henry A. Braun Senior Vice President of the Company; Senior Vice President/Bank Operations of the Bank	2002 2001 2000	$143,350 135,200 127,700		$48,000 42,000 36,000	$57,720 48,660 —	12,000 11,250 —	$24,244 23,165 19,384	(7)

(1)	Reflects dollar value of restricted stock granted, calculated by multiplying the number of shares granted by the closing market price of the common stock on the date of grant. The number of shares of restricted stock held by each of the named executive officers on December 31, 2002 and the dollar value of such shares (based on the closing market price of the common stock on December 31, 2002) are as follows: Mr. Hegarty 41,100 shares, $673,218; Mr. Buran 24,800 shares, $406,224; Ms. Passick 8,400 shares, $137,592; Mr. Korzekwinski 8,400 shares, $137,592; and Mr. Braun 8,400 shares, $137,592. All grants of restricted stock vest 20% per year beginning one year after the date of grant, subject to immediate vesting in the event of death, disability, retirement, or a change of control. Dividends are paid on all shares of restricted stock.
(2)	Includes mandatory deferred compensation equal to 10% of salary.
(3)	Consists of $5,500 in matching contributions to the 401(k) Plan, $14,952 in contributions to the Profit Sharing Plan, $50,000 credited toward Supplemental Retirement Benefits, and $61,647 credited under the Bank’s Supplemental Savings Incentive Plan (“SSIP”).
(4)	Consists of $5,500 in matching contributions to the 401(k) Plan, $14,952 in contributions to the Profit Sharing Plan, and $18,625 credited under the SSIP.
(5)	Consists of $4,150 in matching contributions to the 401(k) Plan, $14,045 in contributions to the Profit Sharing Plan, and $8,676 credited under the SSIP.
(6)	Consists of $4,190 in matching contributions to the 401(k) Plan, $14,414 in contributions to the Profit Sharing Plan, and $8,760 credited under the SSIP.
(7)	Consists of $3,956 in matching contributions to the 401(k) Plan, $13,742 in contributions to the Profit Sharing Plan, and $6,546 credited under the SSIP.

Stock Options

The following table contains certain information with respect to stock options granted in 2002 under the Company’s stock option plan to the named executive officers.

Option/SAR Grants in Last Fiscal Year

	Individual Grants
	Grant Date	Number of Securities Underlying Options/SARs Granted(1)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/share)(2)	Expiration Date(3)	Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term (10 Years)(4)
Name						5%	10%
Michael J. Hegarty	6/18/02	30,000	16.08%	18.56	6/17/12	906,969	1,444,196
John R. Buran	6/18/02	25,000	13.40%	18.56	6/17/12	755,807	1,203,497
Monica C. Passick	6/18/02	12,000	6.43%	18.56	6/17/12	362,787	577,678
Henry A. Braun	6/18/02	12,000	6.43%	18.56	6/17/12	362,787	577,678
Francis W. Korzekwinski	6/18/02	12,000	6.43%	18.56	6/17/12	362,787	577,678

(1)	Each stock option was granted with a tandem limited stock appreciation right that may be exercised only within 90 days after a change of control. The stock options become exercisable in 20% increments on each of the first five anniversaries of the date of grant, subject to acceleration in the event of death, disability, retirement or a change of control.
(2)	Pursuant to the stock option plan, the exercise price equals the mean of the high and low sales price of the common stock on the day before the grant date.
(3)	The stock options (and tandem limited stock appreciation rights) are subject to termination prior to their expiration date in the event of termination of employment.
(4)	The potential realizable value reflected in the table represents the difference between (i) the price the common stock would attain at the end of the option’s 10-year term if the price appreciated from the date of the stock option grant at a rate of 5% or 10% per year (as the case may be), and (ii) the option exercise price. The amounts shown in the table are the result of multiplying the amount described above by the number of options granted to the respective individual on the applicable grant date.

The following table contains certain information with respect to stock options previously granted to the named executive officers.

Aggregated Option/SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option/SAR Values

	Shares Acquired on Exercise(#)(1)	Value Realized ($)	# of Securities Underlying Unexercised Options/SARs at FY-End(1)		Value of Unexercised In-the-Money Options/SARs at FY-End($)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Michael J. Hegarty	—	—	175,800	82,200	1,393,170	215,790
John R. Buran	—	—	22,500	115,000	85,365	341,460
Monica C. Passick	10,000	89,700	82,250	27,000	701,368	36,990
Henry A. Braun	12,000	141,720	70,350	27,000	593,147	36,990
Francis W. Korzekwinski	12,000	135,240	65,850	27,000	551,927	36,990

(1)	The number of shares has been adjusted to reflect the three-for-two split of the Company’s common stock paid in the form of a dividend on each of September 30, 1998 and August 30, 2001.
(2)	The value of each unexercised in-the-money stock option (or tandem limited stock appreciation right) is equal to the difference between $16.38 (the closing price of the common stock on December 31, 2002) and the exercise price of the stock option.

Employment, Severance and Change of Control Arrangements

Employment Agreements.     The Bank and the Company are parties to employment agreements with Mr. Hegarty, Mr. Buran, Ms. Passick, Mr. Braun and Mr. Korzekwinski (collectively, the “Employment Agreements”). The Employment Agreements establish the respective duties and compensation of these individuals and are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management team. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of these executive officers.

The Employment Agreements are substantially similar. The Employment Agreement with Mr. Hegarty has an initial three-year term and each of the other Employment Agreements has an initial two-year term. Prior to the completion of each year during the term of the agreement, the agreement is subject to renewal for an additional year. Thus, the unexpired term of the agreement at any time will generally vary between two and three years, in the case of Mr. Hegarty, and between one and two years, in the case of the other executives. However, the term of Mr. Hegarty’s agreement reduces to two years in 2003 (at age 64) and to one year in 2004, and thereafter continues on a one-year basis.

The Employment Agreements provide for a base salary that will be reviewed annually, customarily in July, with an effective date retroactive to July 1. In this regard, the base salaries of Mr. Hegarty, Mr. Buran, Ms. Passick, Mr. Braun and Mr. Korzekwinski in effect as of July 1, 2002 were $475,000, $250,000, $158,020, $147,500 and $160,000, respectively. In the case of Mr. Hegarty, an additional amount equal to 10% of base salary is deferred each year and is credited with earnings based on mutual fund investments. The deferred amounts plus earnings thereon will be paid to Mr. Hegarty in a cash lump sum upon termination of employment. In addition to any other pension benefit to which he may be entitled, the Bank is required to maintain two bookkeeping accounts for Mr. Hegarty, to provide supplemental retirement benefits. The first account, consisting of $150,000 plus earnings on such amount based on mutual fund investments beginning May 27, 2000, will be paid to Mr. Hegarty in a cash lump sum upon his termination of employment. The Bank is required to credit to the second bookkeeping account the amount of $50,000 in May of each year of Mr. Hegarty’s employment in the period 2001-2011, with such account to be credited with earnings beginning in 2011. In the event of Mr. Hegarty’s death, voluntary resignation without “good reason” (as defined below), or termination for cause, he is entitled to receive the amount then credited to such account in a cash lump sum. In the event of his termination of employment for any other reason (or for any reason following a change of control), he is entitled to receive $500,000 in a cash lump sum instead of the amount credited to the second account. In accordance with his employment agreement, Mr. Hegarty’s deferred compensation, supplemental retirement benefits, and benefits under the Bank’s Supplemental Savings Incentive Plan have been funded in a “grantor trust.”

The Employment Agreements provide for termination of the executive’s employment by the Bank or the Company with or without cause at any time. The executive would be entitled to a lump sum severance payment and certain additional benefits upon the occurrence of certain events: the Company’s or the Bank’s termination of the executive’s employment for reasons other than for cause, the executive’s resignation during the 60-day period commencing six months following a change of control (as defined below), or the executive’s resignation from the Bank and the Company following an event which constitutes “good reason,” which is defined as (1) failure to re-elect the executive to his or her current offices, (2) a material adverse change in the executive’s functions, duties or responsibilities, (3) relocation of the executive’s place of employment outside the Borough of Queens, (4) failure to renew the Employment Agreement by the Bank or Company, (5) a material breach of the Employment Agreement by the Bank or the Company, or (6) failure of a successor company to assume the Employment Agreement. The lump sum severance payment under Mr. Hegarty’s Employment Agreement would be equal to his salary payments, bonuses (based on the highest bonus received in the last three years preceding termination) and deferred compensation otherwise payable if Mr. Hegarty’s employment had continued for an additional 36 months if termination occurs before May 27, 2004 or after a change of control, or 12 months otherwise. The lump sum severance payment under the other Employment Agreements would be equal to the salary payments and bonuses (based on the highest bonus received in the last three years preceding termination) otherwise payable if the executive’s employment had continued for an additional 24 months. In addition, upon a termination of employment following a change of control, the executive will receive a pro rata portion of his or her bonus payable for the year of termination (based on the amount of bonus received in the prior year). Each executive’s Employment Agreement with the Company provides that if the executive receives payments that would be subject to the excise tax on excess parachute payments imposed by Section 4999 of the Internal

Revenue Code, the executive will be entitled to receive an additional payment, or “gross-up”, in an amount necessary to put the executive in the same after-tax position as if such excise tax had not been imposed.

Assuming a change of control had occurred on December 31, 2002, Mr. Hegarty, Mr. Buran, Ms. Passick, Mr. Braun and Mr. Korzekwinski, would have received cash lump sum severance payments equal to approximately $2,167,500, $700,000, $406,040, $391,000 and $424,000 based on their salaries and bonuses as of that date. The preceding amounts do not take into account the gross-up, amounts related to termination of the Employee Benefit Trust, Mr. Hegarty’s supplemental retirement benefits, or other amounts payable under the Employment Agreements.

In the event an executive terminates employment due to “disability,” which is defined generally to mean the inability of the executive to perform his or her duties for 270 consecutive days due to incapacity, each Employment Agreement provides that the executive would receive 100% of his or her salary and bonus for the first six months, 75% for the next six months and 60% for the balance of the term (less any benefits payable to the executive under any disability insurance coverage maintained by the Company or the Bank). The Employment Agreement for Mr. Hegarty provides that in the event of termination of employment due to disability, he would receive the reduced salary described above, the deferred compensation benefit based on such reduced salary, and the supplemental retirement benefits described above.

The Employment Agreements provide that in the event the executive’s employment terminates due to death, the executive’s beneficiaries (or estate) would receive a lump sum payment of the executive’s earned but unpaid salary, plus, in the case of Mr. Hegarty, payment of his accrued deferred compensation benefit and the supplemental retirement benefits described above.

In the event an executive terminates employment for reasons not described above or the executive’s employment is terminated for cause, the executive would receive only his or her earned but unpaid salary. Mr. Hegarty would also receive his accrued deferred compensation benefit, and the supplemental retirement benefits described above.

Change of Control Arrangements.    Upon a change of control (as defined below), in addition to the provisions of the Employment Agreements described above, (1) all outstanding restricted stock held by then-current employees and Outside Directors will immediately vest; (2) all outstanding stock options (and tandem limited stock appreciation rights (“SARs”)) held by then-current employees and Outside Directors will become immediately exercisable; (3) the exercise of an outstanding SAR within 90 days after the change of control will entitle the holder to receive a cash payment equal to the excess of (A) the highest price per share of common stock paid during the 90-day period prior to the exercise of the SAR or the change of control over (B) the exercise price of the related stock option; and (4) the Employee Benefit Trust which was established by the Company to satisfy its obligations under certain employee benefit plans will terminate and any trust assets remaining after repayment of the Company’s loan to the trust and certain benefit plan contributions will be distributed to all full-time employees of the Company or one of its subsidiaries with at least one year of service, in proportion to their compensation over the current year and the preceding four years.

Definition of Change of Control.    A “change of control” is generally defined, for purposes of the Employment Agreements and benefit plans maintained by the Company or the Bank, to mean: (1) the acquisition of all or substantially all of the assets of the Bank or the Company; (2) the occurrence of any event if, immediately following such event, a majority of the members of the Board of Directors of the Bank or the Company or of any successor corporation shall consist of persons other than Current Members (defined as any member of the Board of Directors as of the completion of the Company’s initial public offering and any successor of a Current Member whose nomination or election has been approved by a majority of the Current Members then on the Board of Directors); (3) the acquisition of beneficial ownership of 25% or more of the  total combined voting power of all classes of stock of the Bank or the Company by any person or group; or

(4) approval by the stockholders of the Bank or the Company of an agreement providing for the merger or consolidation of the Bank or the Company with another corporation where the stockholders of the Bank or the Company, immediately prior to the merger or consolidation, would not beneficially own, directly or indirectly, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of the total combined voting power of all classes of stock of the surviving corporation.

Retirement Plan

The Bank maintains a Retirement Plan which is a tax-qualified defined benefit plan. Salaried employees who are over age 21 and have been employed by the Bank for at least one year are eligible to participate in the Retirement Plan. Participants earn an annual retirement benefit at normal retirement age (the later of age 65 or the fifth anniversary of participation) equal to the sum of (1) 2% of “average annual earnings” (the average annual base salary for the three consecutive years out of the final ten years of service which produces the highest average) times years of credited service prior to March 1, 1993, up to 30 years, plus (2) 1.6% of “average annual earnings” times years of credited service after February 28, 1993, plus (3) .45% of “average annual earnings” in excess of “average social security compensation” (as determined pursuant to IRS regulations) times years of credited service after February 28, 1993. The total years of credited service taken into account cannot exceed 35 years, and benefits earned in any year cannot be reduced by subsequent changes to the plan. Annual benefits under the Retirement Plan are limited by federal tax laws. As a general rule, during 2002 annual benefits were limited to $160,000. Compensation in excess of $200,000 (subject to cost of living adjustments) is required to be disregarded. The Retirement Plan is funded by the Bank on an actuarial basis. Participants earn a vested right to their accrued retirement benefit upon completion of five years of service with the Bank or its participating affiliates.

The following table sets forth information with respect to Retirement Plan benefits payable to the named executive officers.

Retirement Plan Benefits

Name	Current Years of Service(1)	Estimated Annual Retirement Benefit at Age 65(2)
Michael J. Hegarty	7	$31,662	(3)
John R. Buran	1	51,930
Monica C. Passick	23	70,087
Francis W. Korzekwinski	9	97,058
Henry A. Braun	8	43,432

(1)	The number of years of credited service under the Retirement Plan as of December 31, 2002.
(2)	The estimated annual retirement benefit payable as a single life annuity at age 65 to the named executive officer, based on the assumptions that such officer retires at age 65 with no increase in compensation or “social security compensation” from that in effect in 2002.
(3)	Does not include supplemental retirement benefits provided under executive’s Employment Agreement.

Equity Compensation Plan Information

The following table sets forth securities authorized for issuance under all equity compensation plans of the Company at December 31, 2002.

Equity Compensation Plan Information

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,938,469	$10.71	565,583	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	1,938,469	$10.71	565,583

(1)	Consists of 287,076 shares available for grant of stock options and 278,507 shares available for grant of restricted stock.

Certain Transactions

Under the Bank’s lending policies, residential mortgage loans are not made to directors and executive officers. Residential mortgage loans under the Bank’s lending policies are made to immediate family members of directors and executive officers at market rates of interest and other normal terms but with reduced origination fees. Excluding the loans discussed above under “Compensation Committee Interlocks and Insider Participation,” there were four such loans outstanding to immediate family members of executive officers or directors with balances in excess of $60,000 at some time since the beginning of 2002. The highest aggregate balance of these loans at any time since January 1, 2002 was $842,700 and the aggregate balance of these loans at January 31, 2003 was $634,500. All such loans were made in the ordinary course of business and were fully approved in accordance with all of the Bank’s credit underwriting standards. The Bank believes that such loans do not involve more than the normal risk of collectability or present other unfavorable features.

Since 1981, Franklin F. Regan, Jr. (or his former law firm) has had a retainer agreement with the Bank, pursuant to which he (or his law firm) is paid an annual retainer for general legal services to the Bank. Mr. Regan, currently of counsel with the law firm of Cullen and Dykman Bleakley Platt LLP, represents the Bank in connection with some of its mortgage foreclosure actions. In his of counsel capacity with Cullen and Dykman, Mr. Regan also represents the Bank in closings of residential and certain commercial real estate loans, the fees of which are paid by borrowers. Under an agreement between Mr. Regan and Cullen and Dykman dated July 1, 2001, Mr. Regan receives 22.5% of the fees paid by the Bank and its borrowers to Cullen and Dykman for a period of ten years, at which time the percentage payable is reduced to 12.5% for an additional ten-year period. The agreement may be earlier terminated upon either Mr. Regan’s death or the Bank’s failure to continue the services rendered by Cullen and Dykman. Termination generally entitles Mr. Regan or his heirs to receive a payment equal to, in the case of his death, two times the amount paid to him in the immediately preceding year (which payment is adjusted pro rata if cessation of services to the Bank occurs during the two-year period following his death) and, in the case of cessation of services to the Bank, $100,000. In this regard, the current fee paid by borrowers for closing of a residential loan is $575. Fees paid for closing mixed-use property transactions are fixed at $975. Fees paid for commercial real estate loan closings currently range from a minimum fee of $1,000 to a maximum fee of $7,000. In 2002, the Bank paid to Mr. Regan an aggregate of $41,000 as a retainer for general legal services. This amount was credited to an account of Cullen and Dykman in accordance with  Mr. Regan’s agreement with that firm. Also in 2002, the Bank paid to Cullen and Dykman an aggregate of $30,066 for fees for general legal services. Borrowers paid an aggregate of $1,418,292 to Cullen and Dykman in connection with loan closings over the same period. Mr. Regan’s interest in all of the above payments from the

Bank and its borrowers to Mr. Regan and/or Cullen and Dykman is an aggregate of $335,106. In connection with some of the foregoing transactions, Cullen and Dykman has engaged Ultimate Abstract Services, Inc., a title company fifty percent owned by Mr. Regan’s son. Neither the Company nor the Bank is involved in the selection of this title company, and fees and expenses for title work are generally paid by the borrowers. Borrowers paid an aggregate of approximately $131,000 to this title company in 2002 in connection with transactions to which the Bank was a party. In addition, the Bank leases office space to Cullen and Dykman in its 159-18 Northern Boulevard building at a market rental rate, which Mr. Regan uses in his law practice. Mr. Regan is a director of the Company and the Bank.

PROPOSAL NO. 2

AMENDMENT OF THE 1996 STOCK OPTION INCENTIVE PLAN

The 1996 Stock Option Incentive Plan is intended to advance the best interests of the Company and the Bank by providing employees and Outside Directors with additional incentives in the form of options to purchase the Company’s common stock, thereby increasing their personal stake in the continued success and growth of the Company and encouraging them to stay in the employ or service of the Company. The plan was adopted, with stockholder approval, in 1996 and has been amended from time to time, most recently in 2001. The plan provides for automatic grants of non-statutory stock options and tandem limited stock appreciation rights to Outside Directors and authorizes the Board of Directors to grant, upon recommendation of the Compensation Committee, awards of incentive or non-statutory stock options and tandem limited stock appreciation rights to employees, including officers, of the Company or any subsidiary or other entity in which the Company holds at least a 20% interest. All options granted under the plan have an exercise price which is not less than the fair market value of the common stock on the date of grant, and have a term of not more than ten years. No employee may be granted options with respect to more than 168,750 shares in any calendar year. The Board of Directors has determined that the plan is accomplishing its intended purpose, but that an amendment to increase the number of shares available for grant is appropriate.

The plan, as approved by shareholders and subsequently adjusted to reflect the Company’s stock splits in 1998 and 2001, authorizes the issuance of up to 2,115,937 shares of common stock to employees, including officers, and up to 814,687 shares to Outside Directors upon exercise of stock options. In the event an option granted under the plan expires, terminates or is canceled (except upon exercise of a tandem stock appreciation right) without having been exercised in full, the shares subject to the unexercised option are available for future grants. Similarly, if shares are surrendered in payment of the option exercise price or are withheld to satisfy income tax obligations, such shares are available for future grants under the plan. As a result of grants made to date, the number of shares available for future grants is 257,922 shares for employees and 31,804 shares for Outside Directors. Under the proposed amendment, the number of shares available for grants to employees, including officers, would be increased by 300,000, and the number of shares available for Outside Directors would be increased by 300,000, bringing the aggregate number of shares available for future grants to 557,922 for employees, including officers, and 331,804 for Outside Directors (in each case, plus any shares subject to currently outstanding grants that are returned to the plan under the provisions described above).

The amendment to add shares was adopted by the Board upon the recommendation of an independent compensation consultant retained by the Board. The consultant compared the Company’s equity compensation and total compensation paid to its Outside Directors with the amounts paid by 11 peer group companies. Based on the consultant’s report, the Board of Directors believes that the amendments are necessary to enable the Company to remain competitive with its peers in compensation practices and thereby to attract and retain quality employees and directors.

The text of the provisions as amended subject to stockholder approval are attached hereto as Appendix B of this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE 1996 STOCK OPTION INCENTIVE PLAN.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF AUDITORS

The Board of Directors, upon recommendation of the Audit Committee, has appointed PricewaterhouseCoopers LLP to perform the audit of the Company’s consolidated financial statements for the year ending December 31, 2003, subject to ratification by the Company’s stockholders at the annual meeting. PricewaterhouseCoopers LLP served as the independent auditors of the Company for the year ended December 31, 2002. Representatives from PricewaterhouseCoopers LLP will be present at the annual meeting and will be given the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

Schedule of Fees to Independent Auditors

The following table sets forth the aggregate fees billed for professional services to the Company during the fiscal year ended December 31, 2002 by the Company’s independent auditors, PricewaterhouseCoopers LLP. The Audit Committee has considered whether the provision of non-audit services to the extent reflected below is compatible with maintaining the independent auditors’ independence from the Company and has determined that it is.

Audit service fees	$210,000
Estimated out-of-pocket expenses	19,000

Total fees for audit services	$229,000
Financial information systems design and implementation service fees	—
All other fees(1)	$59,988

(1)	Primarily for tax review and consulting services as well as audit of employee benefit plans.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITORS.

Report of the Audit Committee

The Audit Committee of the Board of Directors is comprised of four non-employee directors, each of whom is independent within the meaning of the rules of the NASD. In accordance with its written charter adopted by the Board of Directors (a copy of which is attached hereto as Appendix A), the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the Company’s accounting, auditing and financial reporting practices. Management is responsible for the Company’s financial reporting process, including the internal control function, and for preparing the Company’s financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for examining those financial statements and expressing an opinion as to the conformity of those financial statements with generally accepted accounting principles.

In discharging its oversight responsibility, the Audit Committee (1) reviewed and discussed the audited financial statements of the Company at and for the fiscal year ended December 31, 2002 with management and the independent auditors, (2) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” (3) received the written disclosures and the letter from the independent auditors required by the Independence Standards Board’s Standard No. 1, “Independence Discussions with Audit Committees,” and (4) discussed with the independent auditors the independent auditors’ independence from the Company.

Based on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors,

Louis C. Grassi Chairman	John O. Mead	John E. Roe, Sr.	Michael J. Russo

OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING

The last date for timely filing stockholder proposals relating to the annual meeting under the Company’s bylaws was March 22, 2003. As of the date of this proxy statement, the Board of Directors has not received notice of any business, and presently knows of no business, that will be presented for consideration at the annual meeting other than as stated in the notice of annual meeting of stockholders which is attached to this proxy statement. If, however, other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Whether or not you intend to be present at the annual meeting, you are urged to return your signed and dated proxy promptly or, alternatively, to indicate your voting instructions over the Internet or by telephone, if available. If you are present at the annual meeting and wish to vote your shares in person, your proxy may be revoked by giving the Corporate Secretary notice of your intention to vote in person.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

To Present Proposal at Annual Meeting.    The bylaws of the Company provide an advance notice procedure for a stockholder to properly bring business before an annual meeting. The stockholder must give written advance notice to the Corporate Secretary of the Company which must be received not more than ninety days nor less than sixty days prior to the anniversary of the date of the immediately preceding annual meeting. In accordance with these provisions, a stockholder proposal in connection with the 2003 annual meeting of stockholders must be received by the Corporate Secretary on or before March 21, 2004 in order to be timely. However, in the event that the date of the forthcoming annual meeting is more than thirty days after the anniversary date of the prior year’s meeting, such written notice will also be timely if it is received by the Corporate Secretary by the earlier of (1) the 10th day prior to the forthcoming meeting date, or (2) the close of business on the 10th day following the date on which the Company first makes public disclosure of the meeting date.

The advance notice by stockholders must include the stockholder’s name and address, a representation that the stockholder is a holder of record of the Company’s stock entitled to vote at such meeting (or if the record date for such meeting is subsequent to the date required for such stockholder notice, a representation that the stockholder is a holder of record at the time of such notice and intends to be a holder of record on the date of such meeting) and intends to appear in person or by proxy at such meeting to propose such business, a brief description of the proposed business, the reason for conducting such business at the annual meeting, and any material interest of such stockholder in the proposed business. In the case of nominations for election to the Board of Directors, certain information regarding the nominee must also be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

To Include Proposal in the Company’s Proxy Statement.    In order for a stockholder proposal to be eligible for inclusion in the proxy materials of the Company for the 2004 annual meeting of stockholders, it must be received at the Company’s executive offices at 144-51 Northern Boulevard, Flushing, New York 11354-4240 no later than December 9, 2003. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

MISCELLANEOUS

A copy of the Company’s Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2002, as filed with the SEC, will be furnished without charge to stockholders of record upon written request to Flushing Financial Corporation, 144-51 Northern Boulevard, Flushing, New York 11354-4240, Attention: Anna M. Piacentini. Our Internet address is http://www.flushingsavings.com. The information and other content on our website is not part of this proxy statement.

The Report of the Audit Committee, the Report of the Compensation Committee and the Stock Performance Graph which are set forth in this proxy statement shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information under such headings by reference, and shall not otherwise be deemed filed under such Acts.

By Order of the Board of Directors,

Anna M. Piacentini

Corporate Secretary

Flushing, New York

April 7, 2003

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR, ALTERNATIVELY, TO INDICATE YOUR VOTING INSTRUCTIONS OVER THE INTERNET OR BY TELEPHONE, IF AVAILABLE.

APPENDIX A

AUDIT COMMITTEE CHARTER

OF

FLUSHING FINANCIAL CORPORATION

Statement of Purpose

The audit committee will assist the board of directors in fulfilling its oversight responsibilities. The audit committee will review the financial reporting process, the systems and processes of internal control and compliance and the audit process. In performing its duties, the committee will maintain effective working relationships with the board of directors, management and the internal and external auditors. To effectively perform his or her role, each committee member will obtain an understanding of the detailed responsibilities of committee membership as well as the company’s business, operations and risks.

Organization

The committee will be comprised of three or more directors as determined by the board of directors, each of whom will be “independent” within the meaning of the rules applicable to companies quoted on the Nasdaq National Market. Committee members will serve at the pleasure of the board of directors. A committee chairman will be designated by the board of directors. All committee members will have, at a minimum, a working familiarity with basic finance and accounting practices. The board of directors will endeavor to appoint at least one committee member that is an “audit committee financial expert” as that term is defined by the Securities and Exchange Commission (the “SEC”). Committee members may enhance their understanding of finance and accounting through educational programs offered by the company or an outside consultant.

Meetings

Meetings of the committee will be held not less than quarterly. In furtherance of its purpose, the committee will provide sufficient opportunity for the external auditors, the director of internal audit and management to meet with the committee in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately. The committee will make regular reports and appropriate recommendations to the board of directors.

Authority

The audit committee will have the sole authority to appoint or replace the external auditor of the company. The audit committee will be directly responsible for the compensation and oversight of the work of the company’s external auditor (including the resolution of disagreements between management and the external auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The external auditor will report directly to the audit committee. The audit committee will have the authority to engage independent counsel and other advisers, as it deems necessary to carry out its responsibilities. The company will provide for appropriate funding, as determined by the audit committee, for payment of compensation to the external auditor engaged by the company for the purpose of rendering or issuing an audit report and to any advisers engaged by the audit committee.

Roles and Responsibilities

A.	Internal Control

1.	Require that the external auditors, internal auditors and management keep the audit committee informed about fraud, illegal acts, deficiencies in internal control, and similar matters.

2.	Consider whether internal control recommendations made by internal and external auditors have been implemented by management.

3.	Determine the extent to which internal and external auditors review (i) computer systems and applications, (ii) the security of such systems and applications, and (iii) the contingency plan for processing financial information in the event of a systems breakdown.

B.	Financial Reporting

1.	Meet with management and the external auditors to review annual and quarterly financial statements, issues related thereto and the results of the external auditors’ annual audit or quarterly review, as the case may be.

2.	Review the company’s earnings press releases with management, including the use of “pro-forma” or “adjusted” non-GAAP information.

3.	Ask management and the internal and external auditors about significant risks and exposures and the plans to minimize such risks.

4.	Consider significant judgments, including those made as to asset and liability valuation, loan losses or the selection and application of accounting principles.

5.	Review management’s disposition of proposed audit adjustments identified by the external auditors.

6.	Require that the external auditors communicate their judgment regarding the integrity and quality of the financial statements to the committee and review, upon receipt, the report (oral or written) of the external auditors on:

•	All critical accounting policies and practices

•	All alternative accounting treatments within GAAP for policies and practices related to material items that have been discussed with management (including ramifications of the use of such alternative treatments and disclosures, and the treatment preferred by the accounting firm)

•	Material written communications between the accounting firm and management, such as any management letter or schedule of unadjusted audit differences

7.	To gain insight into the fairness of the statements and disclosures, obtain views and, where appropriate, explanations from management and from the internal and external auditors on whether:

•	Generally accepted accounting principles have been consistently applied

•	There are any significant or unusual events or transactions

•	The company’s financial and operating controls are functioning effectively

•	The financial statements contain adequate and appropriate disclosures

8.	Review disclosures, if any, made to the audit committee by the company’s disclosure committee or, in connection with their certification of periodic reports, the CEO and CFO.

C.	Internal Audit

1.	Review the activities and organizational structure of the internal audit function.

2.	Review the qualifications of the internal audit function and participate in the appointment, replacement, reassignment or dismissal of the director of internal audit.

3.	Review the effectiveness of the internal audit function.

4.	Review the scope of internal audit’s work plan for the year and receive a summary report of significant findings by internal auditors and management’s response to the conditions reported.

D.	External Audit

1.	Review the external auditors’ proposed audit scope and approach.

2.	Review the performance of the external auditors.

3.	Obtain from the external auditors and review the confirmation required to be provided by the external auditors as to their independence in accordance with professional standards.

4.	Ensure the 5-year rotation of audit lead and concurring partners as required by law.

5.	Recommend to the board of directors policies for the company’s hiring of current or former employees of the external auditor who served as members of the company’s audit engagement team.

6.	Pre-approve, on a case-by-case basis, all audit, review or attest services and permitted non-audit services (including the fee arrangements and terms in respect of such services) to be performed by the external auditors for the company, other than a de minimus amount of non-audit services not to exceed, in the aggregate, 5% of total revenues paid to the external auditors during the fiscal year that were not known as non-audit services at the time of the engagement and that are promptly made known to the audit committee and approved by the audit committee prior to completion of the audit.

E.	Other Responsibilities

1.	Make the report required by the SEC to be included in the company’s annual proxy statement.

2.	Establish procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

3.	Require that significant findings and recommendations made by the internal and external auditors are received and discussed on a timely basis.

4.	Perform other oversight functions as requested by the full board of directors.

5.	Periodically review and assess the adequacy of this Charter and recommend any proposed changes to the board of directors for approval.

While the committee has the responsibilities and powers set forth in this Charter, it is not the duty of the committee to plan or conduct internal control or other audits, or to ascertain the structure of internal controls, or to determine that the company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent external auditor.

APPENDIX B

AMENDMENT TO THE 1996 STOCK OPTION INCENTIVE PLAN

1.    The first and second sentences of Section 1.5(a) of the Plan are hereby amended to read as follows:

“The total number of shares of Common Stock which may be received upon the exercise of Options (including Stock Appreciation Rights related thereto) by participants other than Outside Directors shall be 2,415,937 shares, subject to adjustment as provided in Section 1.5(c). The total number of shares of Common Stock which may be received upon the exercise of Options (including Stock Appreciation Rights related thereto) by Outside Directors shall be 1,114,687 shares, subject to adjustment as provided in Section 1.5(c).”

B-1

FLSBK-PS-03

DETACH HERE

ZFLSB2

FLUSHING FINANCIAL CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 20, 2003

The undersigned hereby appoints Anna M. Piacentini and Monica C. Passick, and either of them, proxies for the undersigned, with full power of substitution and revocation in each, to vote all shares of Flushing Financial Corporation Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Flushing Financial Corporation to be held on Tuesday, May 20, 2003 at 2:00 p.m., New York time, at the LaGuardia Marriott located at 102-05 Ditmars Boulevard, East Elmhurst, New York 11369, or at any adjournment thereof.

Please indicate your vote by telephone or over the Internet as described on the reverse side of this proxy card, or mark, date, sign and return this proxy as indicated on the reverse side to vote on any item. If you wish to vote by mail in accordance with the Board of Directors’ recommendations, please sign on the reverse side and return promptly in the enclosed envelope; no boxes need to be checked.

IF YOUR ADDRESS HAS CHANGED, PLEASE INDICATE NEW ADDRESS BELOW.

FLUSHING FINANCIAL CORPORATION

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Voter Control Number

Your vote is important. Please vote immediately.

Vote-by-Internet		OR	Vote-by-Telephone
1.	Log on to the Internet and go to http://www.eproxyvote.com/ffic		1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)
2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.		2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

ZFLSB1

☒	Please mark votes as in this example.

FLUSHING FINANCIAL CORPORATION			The Board of Directors recommends a vote FOR the election of all nominees in Item 1 and FOR approval of Items 2 and 3.

The shares represented by proxy will be voted as directed by the stockholders. If no direction is given when the duly executed proxy is returned, such shares will be voted FOR the election of all nominees in Item 1 and FOR approval of Items 2 and 3.

1. Election of Directors. (01) Louis C. Grassi (02) Franklin F. Regan, Jr. (03) John E. Roe, Sr.

Please mark, date and sign as your name(s) appear(s) hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name by duly authorized officer. If the signer is a partnership, please sign partnership name by authorized person. If shares are held jointly, each stockholder named should sign.

				FOR ALL NOMINEES	☐	☐	WITHHOLD
Mark box at right if an address change has been noted on the reverse side of this card.		☐	FOR ALL EXCEPT	☐
INSTRUCTION: If you do not wish your shares voted “For” a particular nominee, mark the “For All Except” box and write that nominee’s name in the space above.

					FOR	AGAINST	ABSTAIN
			2.	Approval of the amendment to Company’s 1996 Stock Option Incentive Plan.	☐	☐	☐

			3.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company.	☐	☐	☐
In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting or at any adjournment thereof.
Please be sure to sign and date this proxy card.

Stockholder sign here:	Date:	Co-owner sign here:	Date: